Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of CorMedix Inc. on Forms S-8 (File Nos. 333-170498 and 333-192840) and Forms S-3 (File Nos. 333-185737 and 333-185970) of our report, dated March 31, 2014 on our audit of the consolidated financial statements of CorMedix Inc. and Subsidiary as of December 31, 2013, and for the year then ended, which report is included in this Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2014.

/s/ CohnReznick LLP

Roseland, New Jersey
March 12, 2015